SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET CORPORATE LOAN FUND INC.

(Name of Registrant as Specified in Its Charter)

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Your Vote Is Important

No Matter How Many or How Few Shares You Own

WESTERN ASSET

February 12, 2020

Dear Fellow Stockholder:

The Western Asset Corporate Loan Fund Inc. Board of Directors, working with the Fund's management team, has a strong track record of delivering substantial returns that outpace our key benchmark[1] average. The Board is independent, diverse and brings the right financial expertise and other relevant skills to continue to act in your best interests and build on this positive momentum. We urge you to vote today on the WHITE Proxy Card **"FOR"** our Board nominees and **"AGAINST"** the Non-Binding Bylaws Amendment Proposal from Bulldog Investors LLC ("Bulldog"), a professional activist investor.

The Board Is Committed to Delivering Strong Distributions to Stockholders

We know stockholders invest in the Fund for its stable distribution payouts and we are committed to meeting and exceeding your expectations.

INCREASED dividends by 18.9% in 2019

RAISED distribution yield to 7.63%[2]

Driving Competitive Performance to Generate Enhanced Returns

Together with the Fund's management team and investment advisor, your Board has delivered strong distributions and driven consistent outperformance relative to our key benchmark average[1].

Over the last year we have taken additional steps to improve our portfolio, driving 1-year returns[2] of 18.82%, **more than double** our key benchmark average[1] of 8.70%.

OUTPERFORMING[2] THE BENCHMARK[1]

18.82% vs. **8.70%** on a 1-year basis

5.53% vs. **4.73%** on a 5-year basis

Bulldog is Attempting to Facilitate its Short-term Agenda at Your Expense

Your Board has a track record of delivering competitive financial performance and strong stockholder returns, and is taking steps to build on this progress. Conversely, Bulldog is seeking to derail our momentum and potentially prevent the Fund from delivering the stable returns you rely on. By nominating directors to the Board, Bulldog is attempting to weaken our Board with nominees who would support its self-interested agenda. Bulldog has a long history of attacking funds like ours in order to pressure the funds into implementing actions that would generate a quick profit for investors like Bulldog at the expense of other long-term stockholders. Bulldog is following the same playbook in its attack against the Fund.

We are committed to defending the Fund against this attack and preventing Bulldog from executing its self-interested agenda at your expense.
PROTECT THE VALUE OF YOUR INVESTMENT — VOTE THE WHITE PROXY CARD TODAY
Let your voice be heard. Protect the value of your investment and vote the WHITE proxy card today. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect the value of your investment by voting on the WHITE Proxy Card “FOR” the Western Asset Corporate Loan Fund Inc. nominees and “AGAINST” Bulldog’s Non-Binding Bylaws Amendment Proposal.
Thank you for your support.
Sincerely,
The Western Asset Corporate Loan Fund Inc. Board of Directors
Your Vote is Important, No Matter How
Many or How Few Shares You Own
You can vote by internet, telephone or by signing and dating the WHITE Proxy Card and mailing it in the envelope provided.
If you have any questions about how to vote your shares or need additional assistance, please contact:
Innisfree M&A Stockholders Call Toll Free: (877) 750-8198
Incorporated Banks and Brokers Call: (212) 750-5833
REMEMBER
We urge you NOT to vote using any green proxy card sent to you by Bulldog Investors, as doing so will revoke your vote on the WHITE Proxy Card.
Notes
1 The S&P/LSTA Performing Loan Index is a sub-index of the S&P/LSTA Leveraged Loan Index (LLI) and it is all loans excluding those in payment default. The S&P/LSTA Leveraged Loan Index tracks the current outstanding balance and spread over LIBOR for fully funded term loans. The facilities included represent a broad cross section of leveraged loans syndicated in the U.S., including dollar denominated loans to overseas issuers. The market value return component of the Index is based on secondary market pricing received from dealers.
2 Based on market price for the period ending December 31, 2019.
Forward Looking Statement
Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.
All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.